EXHIBIT 23.1

P&F INDUSTRIES, INC.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 29, 2007 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R) as of January 1, 2006) accompanying the consolidated financial statements and schedule included in the Annual Report of P&F Industries, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statements of P&F Industries, Inc. and Subsidiaries, on Forms S-8 effective February 18, 1997 and June 14, 2002.

/s/ GRANT THORNTON LLP
Melville, New York
March 29, 2007